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                                                                    EXHIBIT 99.1


       Target Therapeutics Receives Final Clearance to Market GDC in Japan

       FREMONT, Calif., Feb. 20/PRNewswire/ -- Target Therapeutics (Nasdaq:
TGET) today announced it has received final clearance from the Ministry of Health and Welfare (MHW) in Japan to market the latest generation Guglielmi Detachable Coil (GDC(R)) System in that country. The GDC System is designed for minimally invasive treatment of patients with intracranial aneurysms that are otherwise considered to be either inoperable or very high risk for surgery.

       Gary R. Bang, Target's president and chief executive officer, said, "We are pleased to receive final clearance to market the GDC System in Japan. The MHW's action means that patients in Japan can now receive the benefits of this innovative technology for minimally invasive treatment of stroke. The commercial launch of the GDC in Japan will begin immediately, including a comprehensive training program in conjunction with leading Japanese neurointerventionalists. The GDC System is already approved in 29 countries around the world."

       The GDC is a soft platinum alloy micro-coil that is delivered into the aneurysm site by a Target Therapeutics Tracker micro-catheter in a controlled manner. It is detached and released into the aneurysm by application of a very low voltage electrical current. Once in place, the GDC coils fill the aneurysm, isolating it from circulation and thereby reducing the likelihood of a rupture or hemorrhagic stroke. Its use has reduced mortality and recurrence of bleeding in stroke victims since its international launch in fiscal 1995.

       Except for the historical information contained herein, the matters discussed in this press release are forward looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Actual results may differ significantly from results discussed in the forward looking statements. Actual results may be affected by, among other things, risks and uncertainties related to new product development cycles, research and development activities, regulatory approvals of new products, introduction of competitive products by others, third party reimbursement, physician training, and other factors set forth from time to time in the Company's Securities and Exchange Commission filings including the Company's Form 10-Q for the quarter ended December 31, 1996.

       Founded in 1985, Target Therapeutics, Inc., develops, manufactures and markets specialized disposable micro-catheters, guidewires, micro-coils, silicone balloons, embolics, and angioplasty products. These therapeutic devices are used in minimally-invasive procedures to reach disease sites throughout the body via the circulatory system. The Company's products allow highly targeted treatment of diseased, ruptured or blocked vessels of the brain responsible for stroke, as well as other disease sites in the body that are accessible through small vessels of the circulatory system.

SOURCE:  Target Therapeutics Inc.

CONTACT: investors and analysts, Robert E. McNamara of Target Therapeutics, 510-440-7700; or media, Jonathan Greer of Edelman Public Relations, 415-433-5381, for Target Therapeutics.